UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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RADIUS HEALTH, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL PARTNERS LP

VELAN CAPITAL HOLDINGS LLC

VELAN CAPITAL INVESTMENT MANAGEMENT LP

VELAN CAPITAL MANAGEMENT LLC

ADAM MORGAN

BALAJI VENKATARAMAN

REPERTOIRE MASTER FUND LP

REPERTOIRE HOLDINGS LLC

REPERTOIRE PARTNERS LP

REPERTOIRE PARTNERS GP LLC

DEEPAK SARPANGAL

ERIC J. ENDE

CYNTHIA L. FLOWERS

ANN MACDOUGALL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital Investment Management LP and Repertoire Partners LP, together with the other participants named herein (collectively, the “Velan-Repertoire Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Radius Health, Inc., a Delaware corporation (the “Company”).

On June 13, 2022, the Velan-Repertoire Group issued the following press release, which was also posted to www.fixradius.com:

VELAN-REPERTOIRE RESPONDS TO MISLEADING CHARACTERIZATIONS BY THE RADIUS BOARD

Radius Touts its “Internal Activism” but the Facts Reveal a Conflicted Board that has Failed to Provide Proper Oversight of CEO Martin or Instill a Culture of Accountability

Radius has Experienced a 49% Decline in Stock Price, 60% Employee Turnover and 10% Reduction in TYMLOS Revenue in the First 24 Months of CEO Martin’s Tenure

By Contrast, Velan-Repertoire’s Nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – have Genuine Activism Experience and Successful Track-Records of Driving Stockholder Value

ALPHARETTA, GA – June 13, 2022 – Velan Capital Investment Management LP and Repertoire Partners LP (together with the other participants in their solicitation, “Velan-Repertoire” or “we”), collectively one of the largest stockholders of Radius Health, Inc. (“Radius” or the “Company”) (NASDAQ: RDUS), with beneficial ownership of approximately 7.7% of the outstanding shares and economic exposure to approximately 10.1% of the outstanding shares, today responded to recent statements made by the Radius Board of Directors (the “Board”).

In its recent letter to stockholders, the Board touts that the Company was “effectively transformed through internal activism.”1 However, in our view, the Company is deliberately applying a flawed definition of activism to mislead stockholders. This is apparently what the current Board considers activism (and an effective transformation, no less):

•	Replacing the CEO in 2020 and then packing the Board with three new “independent” directors with prior ties to new CEO G. Kelly Martin within a year of his hiring, resulting in a conflicted Board where four of seven non-management directors have ties to CEO Martin.[2]
•	Dissolving the Strategy Committee in 2020, mere months ahead of the Company’s acquisition of RAD011.
•	Unilaterally adding two new directors in May 2022 in a defensive and reactive attempt to provide the illusion of change when confronted with a contested election, while blatantly disenfranchising stockholders by placing these directors in classes not up for election.

CEO Martin and the Board are apparently proud to announce that “90% of the management team has been changed and approximately 60% of current employees have joined the Company” in the past 24 months. What they fail to tell stockholders is that in the year leading up to CEO Martin’s appointment, TYMLOS’ revenue growth was 61% from the first quarter of 2019 to the first quarter of 2020, compared to CEO Martin’s tenure which has seen TYMLOS’ revenue decline 10% from the first quarter of 2020 to the first quarter of 2022.

We believe the incredibly high employee turnover coupled with declining sales is the result of poor Board oversight and CEO Martin’s strategic preference to only dedicate half of his time to TYMLOS. In our view, a properly functioning Board would have demanded that TYMLOS get the appropriate management focus and prioritized sales growth. Instead, Radius touts its productivity per commercial employee – which is only increasing because the number of employees is declining at a faster rate than revenue.

Urgent stockholder-driven change is needed within the Radius boardroom. So-called “internal activism” has failed. The current Board has created a toxic culture with minimal management oversight and no accountability – this is evidenced by 60% employee turnover, TYMLOS net sales declining by 10% and Radius stock price declining 49% during the first 24 months of CEO Martin’s tenure.3

In contrast, Velan-Repertoire and our nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – understand what true activism means:

•	Dr. Ende and Mses. Flowers and MacDougall appreciate the hands-on nature and deep level of engagement required by board members in situations where companies are in need of urgent change because they have successfully done it in the past.
•	Ms. Flowers led the successful turnaround of Kadmon Holdings, Inc. which culminated in its sale to Sanofi for $1.9 billion and generated 3x returns for stockholders during her tenure.
•	Dr. Ende and Ms. MacDougall were elected as part of an activist campaign to reconstitute the Board of Directors of Progenics Pharmaceuticals, Inc. and then subsequently renegotiated a successful sale transaction with Lantheus Holdings, Inc. which has generated 4x returns for stockholders as of May 31, 2022.

Fundamentally, stockholder activism is about fighting to effect positive change to benefit all stockholders. In contrast, we believe the current Board’s self-described “internal activism” is indicative of self-preservation and fighting for CEO Martin’s interests given the packing of the Board with his allies and ensuing lack of accountability.

In our view, the disconnect is due to the apparent lack of alignment between the Board and stockholders. While stockholders have suffered immensely from the precipitous decline in the Company’s stock price, the same pain has not been felt in the boardroom given the Board’s collective minimal ownership. Real and meaningful change is desperately needed in the boardroom to ensure that stockholders’ interests come first. Vote on the WHITE proxy card today to send a clear message that the status quo will no longer be accepted and to help effect much needed change at Radius.

It is time for accountability at Radius – Velan-Repertoire urges all stockholders to vote for change on the WHITE proxy card to elect Eric Ende, Cynthia Flowers and Ann MacDougall

Investor contacts:

Adam Morgan

(646) 844-0030

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media contacts:

Longacre Square Partners

Dan Zacchei / Joe Germani

DZacchei@longacresquare.com / JGermani@longacresquare.com

1 Radius’ letter to stockholders, dated June 6, 2022.

2 On May 18, 2022 the Board was unilaterally expanded to ten members and two new directors were added.

3 Stock price calculated from April 28, 2020 to March 7, 2022 (representing the unaffected price on the day we filed our initial Schedule 13D).